UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: October 29, 2014

AXION POWER INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane

New Castle, PA 16105

(Address of principal executive offices)

(724) 654-9300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Information

Axion Power International, Inc. (the “Company”) consummated an underwritten public offering consisting of 1,875,000 shares of common stock ("Common Stock"), together with Series A warrants to purchase 1,875,000 shares of its Common Stock ("Series A Warrants") and Series B warrants to purchase 1,875,000 shares of its Common Stock (“Series B Warrants”) for gross proceeds to the Company of approximately $6.1 million. The public offering price for each share of Common Stock, together with one Series A Warrant and one Series B Warrant, was $3.25. The Series A Warrants may be exercised for a period of five years and have an exercise price of $3.25 per share of Common Stock. The Series B Warrants may be exercised for a period of 15 months and have an exercise price of $3.25 per share of Common Stock. In connection with the offering, the Company granted to the underwriter a 45-day option to acquire up to 281,250 additional shares of Common Stock and/or up to 281,250 additional Series A Warrants and/or up to 281,250 additional Series B Warrants. The Company has also closed on the underwriter’s exercise of the over-allotment option on the Series A Warrants and the Series B Warrants. The Company’s Common Stock and Series A Warrants are now listed on the Nasdaq Capital Market under the symbols “AXPW” and “AXPWW”, respectively.

Maxim Group LLC acted as the Sole Book Running Manager in the offering.

The Company intends to use the net proceeds from the offering to fund operations.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 23, 2014.

ITEM 9.01. Exhibit

Exhibit 4.14 Warrant Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 29, 2014

Axion Power International, Inc.

By:	/s/ Charles R. Trego, Jr.

Charles R. Trego Jr.
Interim Chief Financial Officer

LIST OF EXHIBITS

Exhibit 4.14                                          Warrant Agreement